EXHIBIT 10.1

AMENDMENT NO. 1

TO

STOCK PURCHASE AGREEMENT

This AMENDMENT NO. 1 to STOCK PURCHASE AGREEMENT is dated as of February 29, 2008 to the STOCK PURCHASE AGREEMENT dated as of June 26, 2007 (the “Agreement”) by and among MTR Gaming Group, Inc., a Delaware corporation (“Seller”), and TLC Casino Enterprises, Inc., a Nevada corporation (“Purchaser”). Each of Purchaser and Seller is deemed a “Party” to this Agreement and hereinafter may collectively be referred to as the “Parties.”

RECITALS

A.            Seller and Purchaser entered into the Agreement pursuant to which Seller wishes to sell, and Purchaser wishes to purchase, the issued and outstanding shares of common stock of Speakeasy Gaming of Fremont, Inc., a Nevada corporation that owns and operates the casino facility known as Binion’s Gambling Hall and Hotel located in Las Vegas, Nevada, and the issued and outstanding shares of common stock of Speakeasy Fremont Street Experience Operating Company, a Nevada corporation.

B.            Seller and Purchaser have agreed to amend Section 1.2(a) of the Agreement regarding certain adjustments to be made based on a Final Closing Balance Sheet and a calculation of Adjusted Net Working Capital as of the Closing Date.

C.            Seller and Purchaser intend to close the transactions contemplated by the Agreement on or before March 7, 2008 and Purchaser is ready, willing, and able to perform its obligations under the Agreement in order to close on or before March 7, 2008.

D.            Capitalized terms used in this Amendment are defined either where used in this Amendment or where used in the Agreement or in the Glossary attached as Exhibit A to the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements as set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, hereby agree to amend the Agreement as follows:

Section 1.  Section 1.2 of the Agreement shall be deleted and replaced in its entirety as follows:

(a)           On or prior to the Closing Date, Seller shall provide to Purchaser (i) an estimated closing balance sheet for SGF as of the Closing Date prepared in accordance with generally accepted accounting principles (“GAAP”) consistent with the accounting principles used in the preparation of Seller’s financial statements dated as of December 31, 2006, representing Seller’s good faith estimate (except as otherwise provided herein) of SGF’s Adjusted Net Working Capital (as defined below) as of the Closing Date (the “Estimated Closing Balance Sheet”) and (ii) based on such Estimated Closing Balance Sheet, an estimate of Adjusted Net Working Capital of SGF (as defined below) as of the Closing Date, determined as provided in this Section

1.2.  If and to the extent that the estimated Adjusted Net Working Capital of SGF as of the Closing Date, as reflected in the Estimated Closing Balance Sheet and determined in accordance with this Section 1.2, exceeds $3,000,000, Purchaser shall pay such excess to Seller as additional Purchase Price, payable by wire transfer of immediately available funds to Seller on the Closing Date.  If and to the extent that the estimated Adjusted Net Working Capital of SGF as of the Closing Date, as reflected in the Estimated Closing Balance Sheet and determined in accordance with this Section 1.2, is less than $3,000,000, Seller shall pay such deficiency to Purchaser, payable by wire transfer of immediately available funds to Purchaser on the Closing Date or, at Seller’s option, by a reduction in the amount of proceeds payable by Purchaser at Closing.

(b)           Within ninety (90) days of the Closing Date, Seller shall provide to Purchaser (i) a final closing balance sheet for SGF as of the Closing Date prepared in accordance with generally accepted accounting principles (“GAAP”) consistent with the accounting principles used in the preparation of Seller’s financial statements dated as of December 31, 2006, which balance sheet must be reviewed by a nationally recognized independent auditing firm of Seller’s choosing (the “Final Closing Balance Sheet”), and (ii) based on such Final Closing Balance Sheet, a final calculation of Adjusted Net Working Capital of SGF as of the Closing Date, determined as provided in this Section 1.2.  If and to the extent that the final Adjusted Net Working Capital of SGF as of the Closing Date, as reflected in the Final Closing Balance Sheet and determined in accordance with this Section 1.2, exceeds the estimated Adjusted Net Working Capital calculated pursuant to Section 1.2(a) above, Purchaser shall pay such excess to Seller as additional Purchase Price, payable by wire transfer of immediately available funds to Seller within ten (10) calendar days following the final determination of Adjusted Net Working Capital as provided in this Section 1.2(b).  If and to the extent that the final Adjusted Net Working Capital of SGF as of the Closing Date, as reflected in the Final Closing Balance Sheet and determined in accordance with this Section 1.2, is less than the estimated Adjusted Net Working Capital calculated pursuant to Section 1.2(a) above, Seller shall pay such deficiency to Purchaser, payable by wire transfer of immediately available funds to Purchaser within ten (10) calendar days following the final determination of Adjusted Net Working Capital as provided in this Section 1.2.

(c)           For purposes of this Agreement, the term Adjusted Net Working Capital shall mean Current Assets minus House Funds (as defined in Section 7.2) minus Current Liabilities.

(d)           For purposes of this Agreement, the term “Current Assets” means, with respect to the financial information of SGF, the aggregate of the following assets to the extent that such assets are classified as current under GAAP and are acquired by Purchaser pursuant to the terms of this Agreement: (i) cash plus cash equivalents; (ii) marketable securities; (iii) accounts receivable generated in the ordinary course of business, less a reasonable reserve for doubtful accounts consistent with past practices; (iv) inventories held for use in the ordinary course of business (excluding any inventories that are obsolete or otherwise unusable in the business); (v) prepaid expenses; and (vi) all other assets of any kind classified as current under GAAP.  Current Assets shall not include any amounts due from HHLV Management Company LLC or any affiliate of Harrah’s Entertainment pursuant to the Joint Operating License Agreement, as amended, dated March 10, 2004 and the Purchase and Sale Agreement, as amended, by and among Seller, HHLV and SGF, dated as of February 9, 2004.

(e)           For purposes of this Agreement, the term “Current Liabilities” means with respect to the financial information of SGF, the aggregate of the following liabilities (without duplication) to the extent that such liabilities are assumed by Purchaser in accordance with the terms of this Agreement:  (i) all accounts payable; (ii) all accrued liabilities of any kind shown on a balance sheet prepared in accordance with GAAP, including but not limited to contingent obligations, accrued vacation pay, accrued employee bonuses, litigation reserves, liabilities for outstanding gaming chips and accrued payroll and related liabilities and accrued gaming tax for the current fiscal year; and (iii) all other liabilities of any kind classified as current under GAAP.  Notwithstanding anything in this Agreement to the contrary, the term Current Liabilities shall not include progressive liabilities described in Section 4.6. Notwithstanding anything to the contrary in Section 1.2(d) or this Section 1.2(e), for the purpose of determining Adjusted Net Working Capital, “Current Assets” shall not include any assets or any portion of any assets that are not realizable by Purchaser within twelve (12) months following the Closing Date, “Current Liabilities” shall not include any liabilities that are not being assumed by Purchaser, including without limitation, the Pre-existing Claims as defined in Section 4.4, and neither “Current Assets” nor “Current Liabilities” shall include assets or liabilities that constitute intercompany accounts.

(f)            After Seller has provided the Final Closing Balance Sheet and the calculation of final Adjusted Net Working Capital as provided by Section 1.2(b), Purchaser will have thirty (30) days to accept or object to the determination of final Adjusted Net Working Capital.  If Purchaser accepts the determination of final Adjusted Net Working Capital as provided by Seller, either Seller or Purchaser will pay the other Party the amount required to be paid by Section 1.2(b) within ten (10) calendar days of such acceptance. If Purchaser objects to the determination of final Adjusted Net Working Capital, then the Parties shall attempt to resolve any differences in determining final Adjusted Net Working Capital for a period of at least twenty (20) calendar days.  If the Parties are unable to resolve such differences, then the Parties shall jointly select an independent auditor of recognized national standing (who is not rendering, and during the preceding two (2) year period has not rendered, services to Seller or Purchaser or any of their respective Affiliates) to make a final determination of Adjusted Net Working Capital of SGF as of the Closing Date.  If Seller and Purchaser are unable to jointly select such independent auditor within ten (10) calendar days after the end of the twenty (20) calendar day described above, each Party shall select an independent auditor of recognized national standing and each such selected independent auditor shall select a third independent auditor of recognized national standing (who is not rendering, and during the preceding two (2) year period has not rendered, services to Seller or Purchaser or any of their respective Affiliates) (such selected independent auditor whether pursuant to this or the preceding sentence, the “Auditor”). In connection with the resolution of any dispute regarding Adjusted Net Working Capital, each Auditor shall have access to all documents, records, workpapers, facilities and personnel reasonably necessary to perform its function as the Auditor. Seller and Purchaser shall use their reasonable best efforts to cause the Auditor to make its determination within thirty (30) calendar days after its selection. The determination by the Auditor of the Adjusted Net Working Capital of SGF as of the Closing Date shall be final, binding and conclusive on the Parties. The fees and expenses of the Auditor shall be borne by Seller and Purchaser equally, unless the Auditor makes a final determination of Adjusted Net Working Capital that is more than (i) 10% less than the estimated Adjusted Net Working Capital initially determined by Seller, in which case the fees and expenses of the Auditor shall be borne entirely by Seller or (ii) 10% more than the estimated Adjusted Net

Working Capital initially determined by Seller, in which case the fees and expenses of the Auditor shall be borne entirely by Purchaser.

Section 2.  The Laws of the State of Nevada (irrespective of its choice of law principles) shall govern all issues concerning the validity of this Amendment, the construction of its terms and the interpretation and enforcement of the right and duties of the Parties.

Section 3.  The effectiveness of this Amendment is conditioned upon the performance by Purchaser of all of its obligations under the Agreement on or before March 7, 2008 or such later date as agreed to by Seller in writing in its sole and absolute discretion.  If Purchaser fails to perform all of its obligations on or before the date provided for in the preceding sentence, the terms and conditions of the Agreement (without giving effect to this Amendment) shall govern the Parties.  Except as expressly provided in this Amendment, the Agreement remains unchanged and in full force and effect.  The Agreement, as modified by this Amendment and subject to the effectiveness of this Amendment, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and thereof, and supersedes and replaces all prior agreements, understandings, commitments, communications and representations made between such Parties, whether written or oral, with respect to the subject matter hereof.

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed with legal and binding effect by their respective authorized officers, in their individual capacity, as of the date first written above.

MTR GAMING GROUP, INC.,

a Delaware corporation

/s/ Edson R. Arneault
By:	Edson R. Arneault
Its:	President

TLC CASINO ENTERPRISES, INC.

a Nevada corporation

/sl Terry Caudill
By:	Terry Caudill
Its:	President